Exhibit 99.1

          Witness Systems Announces Record Quarterly Results

   ATLANTA--(BUSINESS WIRE)--Jan. 22, 2004--In BW5837 issued Jan. 22, 2004: In the Condensed Consolidated Balance Sheets, figures in the column for December 31, 2003 need to be replaced.

           Increases Q4 revenue 95 percent over prior year;
                     Achieves record core earnings

   Witness Systems (NASDAQ: WITS), a leading global provider of performance optimization software and services, today announced record revenue for the quarter ended December 31, 2003. Revenue was $33.6 million, compared to $27.9 million in the third quarter of 2003 and $17.4 million in the fourth quarter of 2002. Under generally accepted accounting principles (GAAP), the loss in the fourth quarter was ($2.0 million), or ($0.09) per share.
   "We saw strength across the business during the quarter, driving higher than expected sales and revenue for the company," said Dave Gould, chief executive officer for Witness Systems. "We're delivering value to our customers with innovative software that integrates the best technology from the 2003 combination of Witness Systems and Eyretel, as well as our new actionable learning capabilities. These results are driven by our proven ability to help organizations optimize the performance of their workforce and provide a rapid return on investment."

   Core Results from Operations

   The company's internal reporting and performance measurement programs are established on a basis that excludes certain non-cash and acquisition-related charges required under GAAP. The company believes these adjusted results are a better representation of operating performance. Adjusted (core) results from operations are considered supplemental information and are not intended to be a substitute for the financial results reported under GAAP. Specifically, the adjustments and their impact on reported GAAP revenue and earnings are as follows:


                                  Three Months Ended    Year Ended
                                  December 31, 2003  December 31, 2003
                                  -----------------  -----------------
                                   Revenue    EPS    Revenue     EPS
                                  --------   ------  -------    ------
                                 (in thousands, except per share data)

GAAP results                       $33,586  ($0.09) $108,037   ($0.94)
Amortization of intangible assets
 included in cost of goods sold          -    0.07         -     0.19
Amortization of intangible assets
 included in operating expenses          -    0.02         -     0.08
Merger related and restructuring
 costs                                   -    0.07         -     0.36
Acquired in-process research and
 development charges                     -       -         -     0.36
Difference between fair value and
 contract value of Eyretel
 maintenance(1)                        426    0.02     2,089     0.09
Difference between income taxes
 and pro forma tax expense at 36%        -   (0.03)        -    (0.04)
                                  ------------------------------------
Adjusted results (non-GAAP)(2)     $34,012   $0.06  $110,126    $0.10
                                  ====================================

(1) GAAP requires maintenance contracts existing at the purchase date to be reduced to fair value. Fair value is defined as cost plus a reasonable profit. Contract value represents the amount customers have paid, and will continue to pay as their maintenance contracts renew.
(2) Adjusted earnings per share are based on diluted shares outstanding of 24.9 million for the three months ended December 31, 2003 and 23.3 million for the year ended December 31, 2003.

   Positive Business Fundamentals

   During 2003, Witness Systems added 210 new customers, many of which licensed the company's industry-leading Voice over Internet Protocol (VoIP) software, eQuality(R) ContactStore for IP. "We continue to lead in this fast growing market, leveraging channels and partnerships with industry leaders," said Gould. "In addition, our new strategic relationship with Avaya opens a significant distribution channel that we believe will drive future new customer growth."
   According to Gould, the company continues to extend its leadership position in the global workforce optimization market for customer contact centers. "Our revenue was approximately $6 million higher than in the third quarter, we have significantly improved visibility and enter 2004 with a strong sales pipeline. Further, we are beginning to leverage this revenue growth into meaningful operating profitability and cash flow. Our balance sheet remains strong with approximately $41 million in cash and no debt."

   Financial Outlook for 2004

   The company currently expects to achieve first quarter adjusted revenue in the range of $28 to $30 million and adjusted earnings of approximately $0.04 to $0.06 per share. At this time, remaining cautious regarding the macro IT spending environment, the company is not changing the outlook for 2004, and thus anticipates adjusted revenue in the range of $118 million to $123 million and adjusted earnings of $0.25 to $0.30 per share. The company does not provide guidance on a GAAP basis because, as previously discussed, it establishes internal reporting and performance management programs based on adjusted results.

   Earnings Announcement Conference Call Details

   Witness Systems will conduct a live broadcast of the company's quarterly conference call that will be available online at www.streetevents.com or www.witness.com beginning at 5 p.m. ET on Thursday, January 22, 2004. The online replay will be available at approximately 7 p.m. ET.

   About Witness Systems

   Witness Systems (NASDAQ: WITS) provides the contact center industry's first integrated performance optimization software suite to help global enterprises capture customer intelligence and optimize workforce performance. Comprised of business-driven and/or full-time customer interaction recording, performance analysis and e-learning management applications, the browser-based eQuality(R) solution is designed to enhance the quality of customer contacts across multiple communications media, including the telephone, e-mail and Web. The closed-loop suite enables companies to record, evaluate, analyze and learn from customer contacts and the touch points they use to develop staff, generate revenue, reduce costs, and achieve greater customer retention and loyalty - all by sharing captured customer and business intelligence throughout the entire organization. An integrated business consulting, implementation and training methodology provides services to support an effective, rapid deployment of eQuality that enables organizations to maximize their return on investment. For additional information about Witness Systems and its eQuality software suite, visit www.witness.com.

   Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that statements in this release include historical and forward-looking statements relating to Witness Systems, as well as non-GAAP financial information. Numerous factors affect our operating results and may cause actual results to differ materially from those indicated in this or any other disclosure, and there can be no assurance that future results will meet expectations. Specific risks include, but are not limited to, fluctuations in customer demand, timing of orders for the company's products and services, market acceptance of products and the effect of macro-economic trends on the company's business. There are also risks associated with rapid technology changes, foreign currency fluctuations, and the management of our business. During the first quarter of 2003, we completed the acquisition of Eyretel. There are specific risks related to acquisitions. Our ability to conduct acquisitions and properly manage the integration is unproven. If we fail to properly execute acquisitions, it may seriously harm our business and operating results. In making acquisitions, we face a number of risks including identifying suitable acquisition candidates, performing adequate due diligence, identifying potential liabilities, forecasting the financial impact of an acquisition, assessing the impact of non-US GAAP accounting on operating results, effectively integrating the acquired company to achieve the expected synergies and negotiating acceptable terms for acquisitions. Additional risks include, but are not limited to the potential distraction of management, diversion of resources, business disruption, the ability to retain and motivate key employees of the acquired company, maintaining good relations with the customers of the acquired company and managing operations that may be located far from the company's current headquarters. Investors are cautioned that these forward-looking statements are not guarantees of future performance, and we undertake no obligation to update these statements. Our actual results may differ materially from expectations. A more complete summary of these and other investment risks that may affect our business and results of operations are identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the period ended September 30, 2003 and any other reports filed from time to time with the Securities and Exchange Commission.

   eQuality and the Witness logo are trademarks of Witness Systems, Inc. in the United States and other countries. All other trademarks mentioned in this document are the property of their respective owners.


                        WITNESS SYSTEMS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)
                             (unaudited)



                                             December 31, December 31,
                                                   2003        2002
                                                ----------- ----------

Cash and cash equivalents                         $37,329    $36,391
Short-term investments                              3,543     28,937
Accounts receivable, net                           31,707     13,394
Other current assets                                4,868      2,780
                                                ----------- ----------
     Total current assets                          77,447     81,502
Property and equipment, net                         6,141      5,057
Intangible assets, net                             20,083        185
Other assets                                        1,606        397
                                                ----------- ----------
     Total assets                                $105,277    $87,141
                                                =========== ==========

Accounts payable and accrued liabilities          $27,494     $9,755
Deferred revenue                                   19,966     12,312
                                                ----------- ----------
     Total current liabilities                     47,460     22,067
Deferred tax liability                              3,197          -
Other long-term liabilities                         3,906          -
                                                ----------- ----------
     Total liabilities                             54,563     22,067
                                                ----------- ----------
     Total stockholders' equity                    50,714     65,074
                                                ----------- ----------
     Total liabilities and stockholders' equity  $105,277    $87,141
                                                =========== ==========


                        WITNESS SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)



                                   Three Months Ended    Year Ended
                                     December 31,       December 31,
                                   ---------------- ------------------
                                     2003     2002    2003      2002
                                   -------- ------- --------- --------
Revenue:
  Product                          $14,251  $7,840   $46,238  $33,383
  Services                          19,335   9,566    61,799   34,303
                                   -------- ------- --------- --------
     Total revenue                  33,586  17,406   108,037   67,686
Cost of revenue:
  Product                            4,041     555    11,580    1,132
  Services                           7,554   3,434    24,278   12,286
                                   -------- ------- --------- --------
     Total cost of revenue          11,595   3,989    35,858   13,418
                                   -------- ------- --------- --------
     Gross profit                   21,991  13,417    72,179   54,268
Operating expenses:
  Selling, general and
   administrative                   17,618   9,865    60,003   40,439
  Research and development           4,726   3,878    18,036   15,090
  Merger related and restructuring
   costs                             1,686       -     7,865        -
  Acquired in-process research and
   development charges                   -       -     7,840        -
                                   -------- ------- --------- --------
     Total operating expenses       24,030  13,743    93,744   55,529
                                   -------- ------- --------- --------
     Operating loss                 (2,039)   (326)  (21,565)  (1,261)
Interest and other income, net         116     335     1,303    1,570
                                   -------- ------- --------- --------
     Income (loss) before provision
      for income taxes              (1,923)      9   (20,262)     309
Provision for income taxes             109      61       307      261
                                   -------- ------- --------- --------
     Net income (loss)             ($2,032)   ($52) ($20,569)     $48
                                   ======== ======= ========= ========

Diluted net income (loss) per share ($0.09) ($0.00)   ($0.94)   $0.00
                                   ======== ======= ========= ========

Shares used in computing diluted net
 income (loss) per share            22,123  22,463    21,991   23,524

    CONTACT: Witness Systems, Atlanta
             William Evans, 770-754-1915
             bevans@witness.com
                 or
             Ryan Hollenbeck, 770-754-1962
             rhollenbeck@witness.com